Exhibit 10.15

This lease made this 15 day of June, 2016.

BETWEEN:   Elk Property Management Limited, in its authorized capacity as Property Manager for PBX Properties Ltd. and Hines Road Inc.

(Hereinafter called the “Landlord”)

OF THE FIRST PART.

AND:	Phreesia Inc.

(Hereinafter called the “Tenant”)

OF THE SECOND PART.

Whereas:

A.         This document and all schedules shall hereafter be referred to as the “Lease” or the “lease”.

B.         “Proportionate” Share means, with respect to the Tenant, a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Building with such rentable areas to be determined in accordance with the prevailing BOMA standard.

C.         “Rent” or “rent” means either or both of Minimum Rent and Additional Rent.

PREMISES

1.(a)       WITNESSETH that in consideration of the Tenant paying the rents and any other amounts provided for herein and in consideration of the Tenant meeting all its other obligations as provided for herein, the Landlord does demise and lease unto the Tenant the premises as described herein. These premises shall be hereinafter called either the “Leased Premises” or the “Premises” and has been estimated to have a rentable area of approximately 19,074 square feet, as shown in bold and hatched on the attached Schedule B, and located on portions of the first and second floors of the building bearing the civic address of 1 Hines Road in the City of Ottawa, Province of Ontario which said building and lands are legally described and shown in Schedule “A” hereto annexed. The rentable area of the Leased Premises shall be measured by the Landlord’s representative after completion of the Landlord’s Work and will be in accordance with the prevailing BOMA standards. The Tenant agrees that all rental amounts (including Minimum Rent, Additional Rent and any Security Deposit) referred to in this Lease may be subject to changes to reflect the actual rentable area of the Leased Premises (i.e. including its share of any common areas), as determined by the Landlord in accordance with prevailing BOMA standards.

The parties confirm that the Leased Premises consist of the following:

(i) 7,237 sq. ft. of space on the ground floor of the Building, subject to an existing lease agreement between the parties dated May, 2010 (“Current Space Lease”), with a current term to expire on September 30, 2016 (“Existing Premises”);

(ii) 4,322 sq. ft. of space on the ground floor of the Building, currently subleased by the Tenant from Bluedrop Performance Learning Inc. pursuant to a sublease agreement dated January 6, 2015 (“Sublease”), with a sublease term to expire on July 30, 2016 (“Sublease Premises”);

(iii) 4,975 sq. ft. of new space on the ground floor of the Building (“New Ground Floor Space”); and

(iv) 2,540 sq. ft of new space on the second floor of the Building (“Second Floor Space”).

The building, including the Premises and lands, including all driveways, parking areas and access and egress points shall be hereafter referred to as the “Building”.

1(b)       The parties confirm that workstation cubicles and reception desk in the Sublease Premises are the property of the Landlord. The Landlord agrees that the Tenant may continue to use such furniture at no charge throughout the Term of this Lease (including any extension or renewal thereof).

1(c)       In the event that the Tenant requires additional space during the period leading up to the commencement of the Term with respect to the New Ground Floor Space, the Landlord agrees that it shall, upon request of the Tenant at any point after August 15, 2016 and up to the date the Tenant commences operations in the New Ground Floor Space, make a secure portion of Suite 300 on the 3rd floor of the Building (the “Swing Space”) available for use by the Tenant on an ‘as is’ (including all workstations currently in the space) and Rent-free basis. The size and configuration of the Swing Space shall be mutually agreed upon by the parties, but in no event shall the area of the Swing Space exceed the area of the New Ground Floor Space. The Landlord shall be responsible, at its own expense, for the construction of any demising walls, doors, locking mechanisms, etc. to create and secure the Swing Space. The Tenant must vacate the Swing Space within one week of the issuance of an occupancy permit, by the City of Ottawa Building’s Branch, certifying completion of the Tenant’s fit-up (as set out in s.17) failing which the Tenant shall pay rent, both Minimum and Additional Rent as called for in the Lease, for the Swing Space.

TERM

2(a)       The Tenant shall lease the Leased Premises for a term (hereinafter called the “Term” or “term”) commencing on the 1st day of September, 2016 or such later date has provided herein (the “Commencement Date”), and to be completed and ended on the date which is five (5) years after the completion of the Free Rent Period (as defined in Section 3(a)(ii) below).

The parties acknowledge that the current tenant of the New Ground Floor Space is subject to a lease which does not expire until December 31, 2016. The Landlord shall use its best efforts to deliver vacant possession of the New Ground Floor Space (with the Landlord’s Work completed) by September 1, 2016, failing which the Commencement Date shall be deemed to be the date on which the Landlord delivers vacant possession of the New Ground Floor Space to the Tenant (with the Landlord’s Work completed), which date shall in no event be later than January 15, 2017.

2(b)       The parties acknowledge that the current term of the Current Space Lease expires on September 30, 2016. Accordingly, if the Commencement Date is on or before September 30, 2016 then, as of the Commencement Date, the Tenant’s lease of the Existing Premises shall be governed exclusively by the terms of this Lease and the Current Space Lease shall be null and void. If the Commencement Date is after September 30, 2016, then the Current Space Lease shall be deemed to be extended, on all of the same terms and conditions contained therein, to the period ending on the day prior to the Commencement Date, and thereafter the Tenant’s lease of the Current Space Lease shall be governed exclusively by the terms of this Lease. For clarity, it is the intention of the parties that, until the Commencement Date, the Tenant shall continue to pay rent for the Existing Premises at the current rental rate set out in the Current Space Lease.

2(c)       The parties agree that, during the period commencing on August 1, 2016 and to be completed and ended on the day prior to the Commencement Date, the Tenant shall continue to occupy the Sublease Premises on all of the same terms and conditions as set out in the Sublease, save and except that the Sublease shall be deemed to be directly between the Tenant and the Landlord and, as of August 1, 2016 the rent to be paid by the Tenant to the Landlord for the Sublease Premises shall be based upon a fully net rental rate of Twelve Dollars ($12.00) per square foot. As of the Commencement Date, the Tenant’s lease of the Sublease Premises shall be governed exclusively by this Agreement.

RENTALS PAYABLE

3(a)      (i) The Tenant covenants and agrees to pay the Landlord as rental for the Leased Premises, without setoff or deduction:

(ii) For the first 2 months of the term (the “Reduced Rent Period”), the Tenant covenants and agrees to pay to the Landlord as Minimum Rental for the Leased Premises, without any setoff or deduction whatsoever the amount of $26,435.62 plus HST in equal monthly installments of $13,217.81 plus HST based on a fully net rental rate of $11.25 per square foot. For clarification, notwithstanding that the Premises has a rental area of 19,074 square feet the Minimum Rent and Additional Rent, both as defined herein, during the Reduced Rent Period shall be calculated on a rental area of 14,099 square feet. Both Minimum Rent and Additional Rent, for the balance of the Term shall be calculated on the full rental area of the Premises, being 19,074 square feet. Notwithstanding the foregoing, in the event that the Tenant does not obtain an occupancy permit for the New Ground Floor Space within two (2) months of the Commencement Date, then the Reduced Rent Period shall be extended to the earlier of: (i) the date which is three (3) months from the Commencement Date; and (ii) the date on which the Tenant obtains an occupancy permit with respect to the New Ground Floor Space. For greater clarity. Minimum Rent and Additional Rent shall be payable on the full 19,074 square feet by no later than the date which is three (3) months after the Commencement Date, regardless of whether or not the Tenant’s Fit-up has been completed by such date.

(iii) For the next 36 months of the term, the Tenant covenants and agrees to pay to the Landlord as Minimum Rental for the Leased Premises, without any set-off or deduction whatsoever the amount of $643,747.50 plus HST, in equal monthly installments of $17,881.88 plus HST based on a fully net rental rate of $11.25 per square foot.

(iv) For the final 24 months of the term, the Tenant covenants and agrees to pay to the Landlord as Minimum Rental for the Leased Premises, without any set-off or deduction whatsoever the amount of $486,387.00 plus HST, in equal monthly installments of $20,266.13 plus HST based on a fully net rental rate of $12.75 per square foot.

All such rental payments shall be made in advance, on the first day of each calendar month and shall be referred to either as the “Minimum Rental” or “Minimum Rent”;

(v) In addition to the Minimum Rent, the Tenant shall pay Additional Rental (the “Additional Rent” or ‘‘Additional Rental”) representing payment by the Tenant of its Proportionate Share of all taxes, insurance and operating costs for the Building and other costs as set forth in subparagraphs 3(j), 3(k) and 3(I) and elsewhere in this lease, as applicable. The Landlord hereby estimates such Additional Rental for the 2016 to be $13.06 per square foot. All such payments of Additional Rental shall be based on the Landlord’s estimates and shall also be paid monthly on the first day of each calendar month.

The Tenant agrees that all rental amounts referred to in this paragraph and the amount shown under paragraph 3(d) entitled Security Deposit may be subject to change to reflect the actual rentable area of the Leased Premises (i.e. including its share of any common areas), as reasonably determined by the Landlord in accordance with prevailing BOMA standards.

MINIMUM RENTAL and ADDITIONAL RENTAL

3(b)     The Minimum Rental and Additional Rental will be adjusted proportionately for any Lease Year, which is other than twelve (12) calendar months. Tenant shall, on or before the first day of each month, deliver to the Landlord payment for an amount equal to the amount of Minimum Rental and Additional Rental plus GST or HST as applicable payable in each month of such Lease Year, provided that the first such payment, if applicable, is to include also any pro-rated Minimum Rental and Additional Rental for the period from the date of the commencement of the Term to the first day of the first full calendar month in the Term.

RENT ADJUSTMENT FOR INTEREST RATE INCREASE

3(c)     deleted intentionally

SECURITY DEPOSIT

3(d)     The Landlord confirms that it is currently holding the sum of $16,480.16, previously received from the Tenant as a security deposit with respect to the Existing Premises. The Landlord shall receive an additional amount of $62,153.39 (which includes HST), which shall be payable by way of a set-off of this amount by the Landlord against the Tenant Inducement (as set out in s.17). Of this amount, $32,275.31 will apply on account of the first month’s rent of the Term and the balance (i.e. $46,358.24) will be retained by the Landlord without interest, as a security deposit, to be released after the expiry of the Term so long as the Tenant has complied with all of its obligations herein including but not limited to the paragraph entitled Surrender of the Premises.

MANNER AND PLACE OF PAYMENT OF RENT

3(e)    (i)     All rent shall be paid by the Tenant to the Landlord or to any entity designated by the Landlord, at par at the principal office of the Landlord or at such other place as the Landlord may designate in writing from time to time without any prior demand therefore, and shall be payable in lawful money of Canada.

(ii)     Any sums received by the Landlord from or for the account of the Tenant when the Tenant is in default hereunder may be applied at the Landlord’s option to the satisfaction, in whole or part, of any of the obligations of the Tenant then due hereunder in such manner as the Landlord sees fit, and regardless of any designation or instruction of the Tenant to the contrary.

LEASE YEAR

3(f)     The first Lease Year shall commence on the first day of the Term and shall end 12 calendar months after the first day of the first calendar month following the Commencement Date. Thereafter, the Lease Years shall consist of consecutive periods of twelve (12) months. If, however, the Landlord deems it necessary or convenient for the Landlord’s accounting purposes, the Landlord may at any time and from time to time, by written notice to the Tenant, specify an annual date from which each subsequent Lease Year is to commence, and, in such event, the then current Lease Year shall terminate on the day preceding the commencement of such new Lease Year. The last Lease Year of the term shall terminate as of the termination of this Lease Agreement either on account of the running of time or on account of the early termination of this Lease under the terms hereof.

SET-OFF & ABATEMENT

3(g)     All Minimum Rent and Additional Rent and other sums payable hereunder by the Tenant to the Landlord shall be payable without any deduction, set-off or abatement whatsoever.

INTEREST ON ARREARS

3(h)     If the Tenant shall fail to pay, when due, any Minimum Rent, Additional Rent, or installment on account thereof, or any other amount payable to the Landlord hereunder, the amount unpaid shall bear interest from the due date thereof to the date of payment at the rate of 4% in excess of the prime rate of interest then chargeable by the Landlord’s bankers to its most favoured customers on commercial loans in Canadian currency, but this provision for interest shall not limit any other remedies which the Landlord may have in respect of such default.

OPERATE ON CONTINUOUS BASIS

3(i)     Deleted Intentionally

ADDITIONAL TAXES AND RATES

3(j)     In addition to the Minimum Rent, The Tenant shall pay an additional monthly sum (herein called the “Additional Rental for Taxes”) estimated by the Landlord as sufficient to reimburse the Landlord for the Tenant’s Proportionate Share of all municipal, provincial, federal or other governmental taxes or rates or charges of every nature or description that are attributable to the Building (hereafter “Taxes”). These Taxes shall include without limiting the generality of the foregoing, realty taxes, school taxes, general taxes, goods and services taxes (i.e. GST, HST or any other tax or levy that replaces or is in addition to such tax or that is charged on any of the rent payable by the Tenant as called for herein), value added taxes, business transfer taxes, any and all capital taxes including but not limited to taxes based upon or computed by reference to capital or paid up capital of the Landlord so long as such capital taxes relate to this Building, fire protection charges, water rates, sewerage rates, local improvement rates, general or particular levies or assessments, or charges or any similar rates, taxes, assessments or charges levied by any municipal, provincial, federal or other governmental authority against the Building to the extent that the same are attributed, by the Landlord, to the Leased Premises but excluding any interest or penalty payable as a result of the failure by the Landlord to make any payment of any such taxes, rates, or charges when due. Upon the receipt by the Landlord of any demand for payment or statement of account with respect to any such taxes, rates and charges, it shall notify the Tenant and the Tenant shall pay for any variation in the monthly amount payable as Additional Rental for Taxes under this clause; provided, however, that the Landlord shall be entitled to vary the Additional Rental for Taxes at any time upon giving notice in writing of such variation to the Tenant and all amounts payable under this Lease as Additional Rental for Taxes shall be recoverable by the Landlord from the Tenant in the same manner as rent under the terms hereof.

If at any time during the Term, Taxes payable for the Building are calculated based, in whole or in part, on the Building being less than fully occupied by tenants carrying on business, then the Landlord may at its option and acting reasonably, adjust the Taxes payable as if the Building had been fully occupied by tenants carrying on business. The parties acknowledge that the purpose of this clause is to ensure that the Landlord solely benefits from any lower rate or assessment levied on vacant space in the Building. It is the intent of this paragraph that the Tenant pays no more in Taxes than if the Building were fully occupied and that the Landlord benefit from any reduction in Taxes related to vacancies in the Building

In addition, if at any time during the Term, such taxes payable for the Building are calculated or assessed based, in whole or in part, on 1 or more tenants being tax exempt or receiving a reduction or any relief in taxes then the Landlord may, at its option and acting reasonably, charge the remaining tenants, including the Tenant by adjusting such taxes for the Building payable for that period of time such that taxes assessed on the non-exempt portion(s) of the Building are shared among the remaining tenants, including the Tenant and/or in the event of a tax reduction or tax relief being afforded to one or more tenants, charge the remaining tenants, including the Tenant by adjusting the taxes to an amount which reflects the amount of such real property taxes which would have been payable if the Building had been or were fully occupied by tenants, none of whom are tax exempt or are receiving a reduction or any relief in taxes

Notwithstanding anything to the contrary, the Landlord shall appeal Taxes as would a prudent landlord of a similar property, should any assessment appear unfair to the Landlord, acting reasonably.

INSURANCE

3(k)     The Tenant shall, during the Term of this tenancy and any renewal thereof, at the Tenant’s sole cost and expense, obtain and keep in full force and effect insurance policies to cover fire and property damage, business interruption, and public liability of not less than two million ($2,000,000) dollars for each occurrence. In addition, the Tenant shall obtain and maintain tenant’s legal liability Insurance in an amount equal to the cost of reconstructing the portion of the building specifically occupied by the Tenant under the terms of this Lease. Such Tenant’s insurance shall include, but not be limited to coverage from loss or damage caused by malicious damage, lightning, explosion, windstorm, hail, sprinkler leakage (if applicable), smoke, impact of vehicles or aircraft and such other insurable hazards as the Landlord may from time to time reasonably decide but not in an amount exceeding the replacement value thereof. Such Tenant’s “all risk” insurance shall also cover property of every kind and nature owned by the Tenant or for which the Tenant is legally liable, or installed by or on behalf of the Tenant and which is located within, in or about, the Leased Premises in an amount not less than the full replacement cost thereof. The Tenant shall provide the Landlord with a certificate of insurance confirming that all insurance coverage required by this Lease has been placed by the Tenant pursuant hereto prior to the commencement date and annually thereafter with renewals thereof at least 30 days prior to any expiry thereof. Such certificate shall confirm that both the Landlord and the Property Manager have been added as Additional Insureds, and shall contain a clause providing 30 days written notice of any material change or cancellation of any of the required policies. If required, the Tenant shall provide the Landlord with actual copies of the policies. The Tenant shall provide the Landlord with copies of all certificates of insurance coverage required to be placed by the Tenant pursuant hereto prior to the Commencement Date or, date it takes occupancy and annually thereafter with renewals thereof at least thirty (30) days prior to any expiry thereof. In addition if required by a mortgagee of the Landlord, the Tenant shall furnish to the Landlord, within ten (10) business days after demand thereof by the Landlord, additional copies of same. In the event the Tenant fails to obtain any insurance referred to in this section, the Landlord may place such insurance, and the cost thereof together with interest on such payment at a rate equal to the stipulated rate of interest (Royal Bank prime rate plus 4%) from the date such payments are made by the Landlord until reimbursed by the Tenant shall forthwith be payable by the Tenant to the Landlord. The Tenant hereby agrees and understands that the placing of any of the above mentioned insurance by the Landlord shall in no way relieve the Tenant from any obligation assumed under this Lease.

The Tenant covenants that nothing will be done or omitted to be done upon the Leased Premises or any part thereof and nothing will be brought upon the Leased Premises or any part thereof which may result in an insurance policy to be cancelled or the Leased Premises or Building to be rendered uninsurable.

All insurance policies shall be in form and substance and with insurers satisfactory to the Landlord, acting reasonably, The “all risk” insurance required to be maintained by the Tenant under this clause shall include a waiver of subrogation in favour of the Landlord and against those for whom the Landlord is in law responsible and the comprehensive general liability policy shall in addition contain a provision for cross-liability and severability of interest.

The Landlord shall be entitled to be named as a co-insured or additional insured, under the Tenant’s public liability policy required herein, and, in any event, the Tenant will arrange, if possible, for notice to be given by an insurer to the Landlord of any cancellation of any of the policies of insurance required by this Lease to be maintained by the Tenant.

The Landlord shall maintain on the Building, any and all insurance as would be maintained by a prudent landlord of a similar property, including but not limited to, all risks insurance and insurance against all perils, reasonable in the circumstances, for full replacement cost with minimum by-law endorsement and broad extended coverage, boiler insurance coverage, insurance against loss of rental income by reason of fire, flood or any other peril and third person liability and any other liability insurance protecting the Landlord against all or any claims for personal injury including death or property damage in an amount deemed advisable by the Landlord from time to time, and if and when deemed advisable by the Landlord, insurance against loss of an “all risk” nature including but not limited to earthquake, and the Tenant shall reimburse the Landlord by paying a further additional monthly sum (herein called the “Additional Rental for Insurance”) for the Tenant’s proportionate share of all costs and charges in connection with any such insurance, including but not limited to deductibles paid by the Landlord as part of claims made by the Landlord and all such costs and charges may be recovered by the Landlord from the Tenant in the same manner as rent under the terms hereof.

OPERATING AND MAINTENANCE COSTS

3(l)     Unless caused by Tenant’s misuse or neglect and subject to Tenant’s obligation to maintain and effect repairs, at the Tenant’s cost, as outlined in paragraph 4(e) herein entitled Tenant Repairs and Alterations and elsewhere as called for in the Lease, the Landlord shall maintain and repair the Building, including the repair and replacement of any Building components such as the roof as well as the foundations, structural columns of the Building and mechanical, electrical and other basic systems of the Building as well as perimeter fences, if applicable, and the Landlord shall maintain, operate and manage to the standard of a high quality building, all the lands comprising the said Building including the parking areas and landscaped areas. The Tenant shall reimburse the Landlord its Proportionate Share for all costs related to the aforementioned repairs and replacements and for all other operating costs to maintain, operate and manage the Building and lands in such a manner. Such Tenant’s reimbursement for such costs shall hereinafter be called “Additional Rental for Operating Costs”. Subject to the Tenant Repairs and Alterations clause herein, the said operating costs shall include all the aforenoted costs and shall also include, but not be limited to, the amounts paid whether by the Landlord or others on behalf of the Landlord for complete maintenance services for the Building such as are in keeping with maintaining the standard of a high quality building and shall include all repairs and replacements required for such maintenance, including but not limited to the following: all grass cutting and removal and other landscaping costs including litter removal, parking lot maintenance and snow removal, the costs of policing and providing security and fire safety, all costs for removal of any debris including Hazardous Substances as later defined herein, maintenance of the exterior of the Building including roof repairs and maintenance, the costs of providing water and electricity or any other utility not otherwise chargeable directly to or payable by tenants, and any costs related to consumption of utilities (including but not limited to electricity, gas, water, oil, cable, etc.) or any costs incurred to investigate or to install any devices, systems or equipment designed to reduce the consumption of such utilities, service contracts with independent contractors, all amounts paid for wages, benefits, and other payments to janitors, caretakers and any other staff, to the extent they are directly involved in the maintenance and management of the Building, managerial fees (not to exceed 5% of total Rent (ie including both Minimum Rent and Additional Rent), all costs related to building measurements as well as costs to investigate and/or contest changes in zoning, by-laws or other regulatory issues which may affect the use or occupancy of the Building, supplies used in the maintenance of the Building, the cost of heating, ventilating and/or air-conditioning the Building, including the common areas of the Building not directly chargeable to the Tenant and including repairs and replacements to all equipment used in the provision of plumbing, electricity, heating, ventilating, and air conditioning of the Building including any meters and all other expenses paid or payable by the Landlord in connection with the operation of the Building. All such costs and charges may be recoverable by the Landlord from the Tenant in the same manner as rent under the terms hereof.

Such operating costs shall not include interest on debt or capital retirement of debt, or any amount directly chargeable by the Landlord and collected from any tenant or tenants as otherwise provided herein, or the proceeds realized by the Landlord from any insurance claims made by the Landlord in connection with repairs done by the Landlord, sums payable by the Landlord as taxes on income of the Landlord and which are clearly personal to the Landlord and are not directly related to the Building, the costs of enforcing other tenants’ obligations under leases, costs and expenses of leasehold improvements relating to renewed tenancies, real estate commissions, tenant inducements or tenants’ work costs incurred by the Landlord in acquiring new tenants for the Building, charitable or political contributions; interest, penalties, or other costs arising out of the Landlord’s failure to make timely payment of its obligations under this Lease; costs of adding or deleting floors; any bad debt loss, rent loss, or reserves for bad debt or rent loss; overhead and profit increment paid to subsidiaries or affiliates of the Landlord for services on or to the Building, but only to the extent that the costs of such services exceed competitive costs for such services rendered by unaffiliated persons or entities with respect to comparable buildings in the immediate vicinity of the Building – however such restriction or limit on payments to affiliates shall exclude managerial fees which were determined to be 5% of gross rent as noted herein.

Should the Landlord determine, in its sole discretion, that the amount of any expense should be amortized over more than 1 year, then such expense shall be amortized at a rate of interest equal to the greater of 47% per annum, compounded monthly, or that rate of interest equal to 12% per annum over the prime rate of interest in effect and charged from time to time by the Landlord’s bankers.

Notwithstanding anything else contained herein, the amount payable by the Tenant for operating costs, excluding taxes, utilities and insurance, in any year of the Term, on a per-square foot basis shall be capped as follows

2016	$5.25psf	2019	$6.08psf
2017	$5.51psf	2020	$6.38psf
2018	$5.79psf	2021	$6.70psf

For clarity, the Landlord and Tenant agree that the applicable sales taxes, realty taxes, utilities and insurance premiums are not included in the capped amount and the Tenant shall pay such costs in the manner and at the time as set out in the Lease without deduction or limitation.

Should part of the Building be vacant any time during the term of the lease, then, where appropriate, the Landlord may reasonably allocate expenses such that the Landlord shall benefit from any reduced costs that are reasonably attributable to the vacancy and such that the Tenant shall pay amounts which it otherwise would have had to pay if the Building were fully occupied.

DIRECT CHARGE FOR UTILITY CHARGES

3(m)     Notwithstanding that the Landlord has included an estimate of the annual utility charges for the Building and Premises which estimate is included in the Landlord’s estimate of Additional Rental for Operating Costs the Landlord reserves the right to separately meter and charge the occupants of the Building for their individual utility consumption. The cost of separately metering the utilities shall be a common cost of the Building.

PAYMENT OF ADDITIONAL RENT

3(n)     During the Term of the Lease, the Tenant shall pay to the Landlord, Additional Rental for Taxes, Additional Rental for Insurance and Additional Rental for Operating Costs and any other costs charged to the Tenant as provided for in this Lease, which shall be collectively be referred to herein as Additional Rent, Additional Rental or Additional Rentals. Prior to the commencement of the term of this Lease and of each calendar year the Landlord shall estimate the amounts of the said Additional Rentals as herein before set forth for the ensuing calendar year or (if applicable) broken portion thereof, as the case may be, and shall notify the Tenant in writing of such estimate. The amount so estimated shall be payable in equal monthly installments in advance over the calendar year or broken portion thereof in question, on the first day of each and every month during such Lease Year. The Landlord may from time to time alter the calendar year selected in which case the appropriate adjustment in monthly installments shall be made. From time to time during a calendar year, the Landlord may re-estimate the amount of the taxes, insurance, or operating costs or any of them, in which event the Landlord shall notify the Tenant in writing of such re-estimate and the Tenant shall pay the amended monthly installments for the then remaining balance of such calendar year or broken portion thereof.

Within sixty (60) days after the expiration of each calendar year, the Landlord shall make a calculation of such taxes, insurance, and operating costs for such calendar year or broken portion thereof and shall notify the Tenant of such calculation and the Landlord and the Tenant shall make the necessary readjustment within thirty (30) days of such notification to the Tenant. The Tenant may not claim a readjustment with respect to such Additional Rentals based upon any error of estimation, determination or calculation thereof unless claimed in writing within one (1) year after the Landlord has provided the Tenant with the calculation referred to herein.

EXAMINATION OF RECORDS

3(o)     The Tenant and its agents may within 60 days of the receipt by the Tenant of any notice respecting Additional Rental for Taxes, Insurance or Operating Costs payable hereunder, at reasonable times, and upon giving reasonable prior notice in writing of its intention to do so, examine at the expense of the Tenant, the accounts, records, books, statements and other documents concerning such Additional Rental all of which accounts, records, books, statements and other documents will be made available by the Landlord to the Tenant at reasonable times and at the Landlord’s place of business. All information obtained by the Tenant as a result of such examination shall be treated as confidential. Should, as a result of the Tenant’s examination of records, the Landlord or Tenant feel an adjustment is warranted and should the Landlord and Tenant fail to agree on such adjustment then an accountant, agreed upon by both parties, shall be appointed to examine the Landlord’s records to determine what adjustment if any, is required. The cost of such accountant shall not be included in operating and maintenance costs under Section 3(l) of this Lease.

Should the adjustment, if any, be less than 5% of the total annual cost for the Additional Rent then the Tenant shall pay, on its own, for the cost of such accountant. Should the cost be more than the 5% figure noted herein and should such adjustment result, in the Landlord being requested to pay such adjustment to the Tenant, then the Landlord shall pay the cost for such accountant.

The Tenant may not use the services of an individual or company to verify such costs or the Additional Rent calculation referred to herein if such company’s or individual’s compensation is in anyway related to achieving reductions in such amounts or savings for the Tenant. For clarity, there are no restrictions on the Tenant’s choice of company or individual to verify such costs so long as compensation is based on a fixed fee or based on the amount of time spent.

APPEAL OF ASSESSMENT

3(p)     The Tenant shall be entitled at any time and from time to time, provided that it has first obtained the Landlord’s written consent, at the Tenant’s own cost and expense to appeal any assessment or taxes imposed or levied on the Leased Premises or the Building and may take such appeal in the name of the Landlord provided that such appeal is prosecuted in good faith, and provided that if the Building or any part thereof or the Landlord shall become liable to assessment, prosecution, fine or other liability, the

Tenant shall have given cash security in an amount satisfactory to the Landlord in respect of such liability and such undertakings as the Landlord may reasonably require to indemnify the Landlord from any costs of any nature in connection with such appeal. In no event shall the Tenant’s appeals noted herein permit the Tenant to delay any payments of rent to the Landlord including but not limited to payment of Additional Rent for Taxes as called for herein. If the appeal results in a lower tax payment. Tenant’s Additional Rent shall be adjusted accordingly.

TENANT’S COVENANTS

4.	THE TENANT COVENANTS WITH THE LANDLORD AS FOLLOWS:
(a)	To pay, without setoff, Minimum Rent and Additional Rents as herein set forth;
(b)	To observe and perform all covenants and obligations of the Tenant herein;
(c)

To pay the costs of, as and when the same become due, all gas, electrical, water and sewer rates and charges levied or imposed or any other utility consumption costs including the cost of installing, repairing or replacing any meter so long as such cost does not also form part of the cost outlined in paragraph 3(l) herein entitled Operating and Maintenance Costs charged or assessed against the Leased Premises as and when the same become due;

BUSINESS TAX, ETC.

4(d)     To pay business and other taxes, charges, rates, duties and assessments levied, rated, charged or assessed against and in respect of the Tenant’s occupancy of the Leased Premises or in respect of the personal property, trade fixtures, furniture and facilities of the Tenant or business of the Tenant on the Leased Premises, as and when the same become due, and to indemnify and keep indemnified the Landlord from and against all payment of all loss, costs, charges and expenses occasioned by or arising from any and all such taxes, rates, duties, assessments, license fees and any and all taxes which may in future be levied in lieu of such taxes, and also if the Tenant or any person occupying the Leased Premises or any part thereof shall elect to have the Leased Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord as soon as the amount of the separate school taxes is ascertainable, any amount by which the separate school taxes exceed the amount which would have been payable for school taxes had such election not been made as aforesaid.

TENANT REPAIRS AND ALTERATIONS

4(e)    (i) General Repairs: Subject to the provisions of Section 9 of this Lease, the Tenant shall, at its own cost and expense, keep and maintain the interior, non-structural portions of the Leased Premises in good order, condition and repair including all replacements, maintenance and repair, ordinary, extraordinary, foreseen and unforeseen, except for those matters that are clearly indicated herein as the Landlord’s obligation to repair. Without limiting the generality of the foregoing the Tenant shall, at all times, at its sole cost, keep and maintain the whole of the Premises including without limitation, all interior partitions and interior walls, interior and exterior of all door frames and doors including, where applicable, loading doors, dock levels, interior of all windows, fixtures, shelves, equipment and appurtenances thereof and improvements thereto (including without limitation, electrical, lighting, including ballasts and tubes, wiring, plumbing fixtures and equipment), and all telephone outlets and conduits within or serving the Premises in good working order and repair (which shall include periodic painting and decoration) as reasonably determined by the Landlord, and the Tenant shall make all needed repairs and replacements with due diligence and dispatch. The Tenant shall be responsible to replace any glass broken on the

Premises including outside windows and doors of the perimeter of the Premises (including perimeter windows in the exterior walls) during the Term and such glass shall be replaced by the Tenant with glass of as good quality and size as that glass so broken. The Tenant shall effect all repairs referred to herein according to notice from the Landlord but failure to give notice shall not relieve the Tenant from its obligation to repair.

The Tenant will at all times keep the Leased Premises clean and in a sanitary condition, conforming to all municipal by-laws or ordinances and laws affecting the use of the Leased Premises including, without limitation to, the city regulations.

4 (e) (ii)

    Urgent Repairs: Notwithstanding anything herein before contained, the Landlord may, in any event, enter the Leased Premises and make repairs to the Leased Premises without notice if such repairs are, in the Landlord’s opinion, necessary for the protection of the Building and the Tenant covenants and agrees with the Landlord that if the Landlord exercises any such option to repair, the Tenant will pay to the Landlord together with the next installment of rent due following the exercise of such option all sums which the Landlord shall have expended in making such repairs (less any insurance proceeds recovered in connection therewith) and such sums if not so paid within such time shall be recoverable from the Tenant as rent in arrears. Provided further that in the event that the Landlord from time to time makes any repairs as herein before provided, the Tenant shall not be deemed to have been relieved from its ongoing obligation during the Term, to repair and maintain the Leased Premises in a good state of repair including leaving the Leased Premises in a good state of repair and cleanliness after the Tenant leaves.

4 (e) (iii)    Additional Repairs: Notwithstanding any other terms, covenants and conditions contained in this Lease, including without limitation, the Landlord’s obligations to take out insurance and the Tenant’s obligation to pay the cost of such insurance, if the Building or any part thereof including but not limited to the Leased Premises, or any equipment, machinery, facilities or improvements contained therein or made thereto, or the roof or outside walls of the Building or any other structural portions thereof require repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant or its servants, agents, employees or anyone permitted by the Tenant to be in the Building, or through the Tenant in any way blocking or damaging the heating apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the Building, the cost of the resulting repairs, replacements or alterations plus a sum equal to 15% of the cost thereof representing the Landlord’s administrative overhead and charges, shall be borne by the Tenant who shall pay the same to the Landlord together with interest (with such interest to be calculated in accordance with paragraph 3(h) herein), forthwith upon fifteen days following presentation of an account for such expenses incurred by the Landlord

4 (e) (iv)     Tenant to Notify. The Tenant shall promptly notify the Landlord of any damage to, malfunction of, or deficiency or defect in any part of the Premises or any equipment or utility systems or installations therein or serving the Premises (collectively referred to as “Premises Defect”) that might cause or result in injury to any person or property including the Building.

4(e)            (v) Alterations. The Tenant shall not make any repairs, alterations, additions, decorations, improvements nor add fixtures except trade fixtures (hereafter collectively referred to as the “Alterations”) to any part of the Premises without first obtaining the Landlord’s written approval. Prior to commencing any such Alterations, the Tenant shall submit the following, at the sole cost of the Tenant, to the Landlord, for the Landlord’s approval:

(a)	If reasonably required by the Landlord, drawings and specifications prepared by qualified architects or engineers and conforming to good engineering practice;
(b)	Confirmation that the Tenant’s insurance policy provides coverage for any damage caused by the Alterations;
(c)

Evidence satisfactory to the Landlord that the Tenant has obtained, at its expense, all necessary consents, permits, licenses and inspections from all governmental and regulatory authorities having jurisdiction and

(c)	Should the Landlord’s review and approval require the use of third party consultants the Tenant shall be responsible to pay all said reasonable third party costs.

And the Landlord shall have 10 business days from having received all the previous information to indicate, in writing, whether it shall permit such Alterations, which approval shall not be unreasonably withheld. Should the Tenant make a request, in writing, asking the Landlord which of its proposed Alterations the Tenant may leave behind or leave as is at the end of the term, then the Landlord shall also have 10 business days to respond in writing to this request from the Tenant.

4 (e) (vi)        All Alterations approved by the Landlord shall be performed in the following manner:

(a)	At the sole cost of the Tenant.
(b)

By competent workmen approved by the Landlord, acting reasonably, and whose labour union affiliations, if any are compatible with others employed by the Landlord and its contractors. In the case of work or repairs related to the mechanical, electrical or structural systems of the Building, the Landlord will have the right to insist that the Tenant use the Landlord’s trades, professionals or contractors provided the amount charged by any such contractor shall be at market rates.

(c)	In a good and workmanlike manner;
(d)	In accordance with the drawings and specifications approved in writing by the Landlord
(e)

subject to the reasonable regulations, controls, approvals, and inspections of the Landlord or its professionals with any reasonable out of pocket cost of such supervision or inspection to be at the Tenant’s expense. All Alterations shall be subject to a supervisory charge of 15% of the cost in addition to the Landlord’s reasonable out of pocket costs. Upon completion of the Alterations the Tenant must provide a list of all costs incurred for the Alterations including all applicable invoices, if requested, to the Landlord

(f)

The Tenant covenants that it will not suffer or permit during the term hereof any mechanics’ or other liens, for work, labour, services or materials ordered by it or for the costs of which it may be in any way obligated, to attach to the Leased Premises or to the Building and that whenever and so often as any such liens shall attach or claims therefore shall be filed, the Tenant shall, within twenty (20) days after the Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law.

(f)

Except for the Tenant’s trade fixtures, the Tenant accepts that any Alterations shall, when made or installed in the Leased Premises, be and become the property of the Landlord without any payment or compensation to the Tenant being made and that unless specifically instructed, in writing, by the Landlord, the Tenant shall not remove any such Alterations from the Leased Premises either during or after the term. The Landlord may at is sole discretion require the Tenant to restore all or part of the Leased Premises to the condition in which they were at the commencement of this Lease, except for reasonable wear and tear all being done at the Tenant’s expense. Should the Tenant fail to perform such repair or restoration work requested by the Landlord, then the Landlord may do such work at the expense of the Tenant and collect from the Tenant the cost of same as Additional Rent whether before or after the expiry of the Lease.

The Tenant’s obligation to observe and perform this covenant shall survive, for a period of 12 months after the expiration or earlier termination of the Term.

4(e)    (vii) Landlord’s Right to Perform. At all reasonable times which are not unduly inconvenient to the Tenant, the Landlord has the right to enter and view the conditions or state of repair of the Leased Premises. If the Tenant shall fail to make any of the repairs required by any of the provisions of sections 4(e)(i) to 4(e)(vii) inclusive hereof, or any other section of the Lease, or to commence the performance of any of its obligations thereunder within ten business (10) days after notice to the Tenant by the Landlord or any shorter period of time required by any mortgage affecting the Premises, the Landlord shall have the right (but not the obligation) to make any such repairs, replacements or perform maintenance work or any other work required of the Tenant pursuant to the above noted sections or any other section of this Lease and charge the actual cost and if the Landlord has performed the work plus 15% of such cost representing the Landlord’s administrative and overhead charges and such total cost shall be paid by the Tenant to the Landlord as Additional Rent within 15 days of invoicing by the Landlord.

ASSIGNING OR SUBLETTING

4(f)	(1) The Tenant will not:
(i)	assign this Lease; nor
(ii)	sublet, share or part with possession of all or any part of the Leased Premises; nor
(iii)	mortgage or encumber the Lease or the Leased Premises,

(collectively, a “Transfer”) by or in favour of any person, corporation or other entity (a “Transferee”) without the prior written consent of the Landlord, acting reasonably. For the purpose of this Lease, any “management” agreement, or similar agreement entered into by the Tenant and another party, whereby the Tenant assigns or delegates the management of the business conducted in the Leased Premises, in whole or in part, to another party, even temporarily, shall fall under the definition of parting with or sharing of the occupation, control or possession of the Leased Premises.

The Landlord will take into account the following factors in deciding whether to grant or withhold its consent:

a.	whether the Transfer is contrary to any covenants or restrictions granted by the

Landlord to any other party including, but not limited to, governmental authorities or to other existing tenants or occupants of the Building; and
b.

whether in the Landlord’s opinion the financial strength and background, business and credit history and capability of the Transferee, including the Transferee’s proposed use of the premises, is satisfactory to the Landlord.

c.	Any change in use- The Landlord may withhold its consent if any such Transfer entails a change in use from that use approved by the Landlord for the Tenant, as provided for in this Lease.

Any sublet, assignment or other transfer of the Lease, Leased Premises or change in ownership of the Tenant without the written consent of the Landlord, shall be a default under the Lease. The Tenant may not assign the Lease, sublet the Leased Premises or part with or share occupation, control or possession of the Leased Premises if it is in default of any of its obligations under the Lease.

(2)

The Landlord shall have no liability for or in connection with any claims, actions, damages, liabilities or expenses of any kind or nature whatsoever of the Tenant as a result of the Landlord withholding its consent to any Transfer pursuant to and in accordance with this paragraph 4(f). The Tenant agrees that its only remedy in respect of the Landlord’s withholding of consent will be to bring an application for a declaration that the Transfer should be allowed.

The consent by the Landlord to any Transfer will not constitute a waiver of any necessity for consent to any subsequent Transfer. This prohibition against a Transfer includes:

(i)	a change in the control of the Tenant from the persons or entities holding voting control at the date of the Lease, in which case the provisions of section 4(h) herein shall apply:
(ii)	an assignment by operation of law; and
(iii)	a change in the composition or control of the partnership if the Tenant is a partnership or is controlled by a partnership.

(3)

If the Tenant intends to effect a Transfer, then the Tenant will give prior written notice to the Landlord of such intent, specifying the proposed Transferee and providing additional information, including without limitation:

(i)

financial and business information, including business history, relating to the Transferee that the Landlord may reasonably request, including all intended uses to be conducted in the Premises by the Transferee; and

(ii)	a copy of the page of the agreement between the Tenant and Transferee identifying the parties to the transaction.

The Landlord will, within 15 business days after having received notice and all necessary information, notify the Tenant in writing either that it consents or does not consent to the Transfer (in which case the Landlord shall provide its reasons for such refusal).

(4)	If there is a Transfer, the Landlord may collect Rent from the Transferee, and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee will be a waiver of this covenant, or the acceptance of the Transferee as the Tenant, or a release of the Tenant from the further performance by the Tenant of its covenants or obligations.

(5)

Any documents evidencing or approving the Transfer will be prepared by the Landlord or its solicitors, and all reasonable legal costs and other reasonable costs incurred by the Landlord, including but not limited to reasonable costs to offset the Landlord’s time and effort in processing the transfer, shall be paid by the Tenant to the Landlord, or its agent, as a condition of and prior to the transfer and, if necessary may be collected as Additional Rent.

(6)

Notwithstanding a Transfer, the Tenant will remain jointly and severally liable with the Transferee on this Lease and will not be released from performing any of its obligations and it shall be a condition of receipt of the Landlord’s consent that the Transferee enter into a written agreement directly with the Landlord agreeing to be bound by all of the terms contained in this Lease.

(7)

If the Landlord consents to the Transfer, notwithstanding the provisions of paragraph 4(f), any rent or other consideration received by the Tenant on account of the Transfer of its interest in all or part of the Leased Premises or this Lease in excess of the rent payable by the Tenant under this Lease shall be payable to the Landlord.

The Tenant may not assign the Lease, sublet the Leased Premises or part with or share occupation, control or possession of the Leased Premises if it is in default of any of its obligations under the Lease.

Notwithstanding anything to the contrary, the Tenant shall have the right, without the consent of the Landlord, but on prior written notice to the Landlord, to (A) assign this entire Lease to, or (B) sublet the whole or part of the Premises to, or (C) undergo a change in effective voting control where, after such change, effective voting control-vests in (individually and collectively referred to herein as a “Permitted Transferee”):

(a)	a parent, holding body corporate, affiliate or subsidiary corporation of the Tenant;

(b)	an entity beneficially owned or controlled by the Tenant; or

(c)	a purchaser, whether by way of shares or assets, of the Tenant’s business operated on the Premises.

But such transfers to a Permitted Transferee shall only be permitted if the tenant remains unconditionally responsible for the Lease and if the Landlord receives evidence, to its satisfaction, that such transfer does not result in any reduction in the net worth and financial capacity of either such Transferee or, if applicable, the Tenant after the change of control, when compared with the net worth and financial capacity of the Tenant at the time of Lease commencement or at time of such Transfer, whichever net worth and financial capacity is the greater. The Tenant must provide all information reasonably requested by the Landlord to allow it to make such determination including but not limited to all financial information and all documents related to the Transfer or change of control.

ASSIGNMENT BY LANDLORD

4(g)

If there is a sale, lease or other disposition by the Landlord of the Building, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and if the party acquiring the Landlord’s interest in the Building or this Lease agrees to be bound by all the covenants of the Landlord under this Lease, then the Landlord will, thereupon and without further agreement, be relieved of all further liability with respect to its covenants and obligations, and the Landlord shall notify the Tenant of any transfer of the Security Deposit.

At any time it so chooses, the Landlord may designate a management company to manage the Building and upon written notice, from the Landlord, the Tenant will pay all rent called for herein to such management company.

CHANGE IN CORPORATE CONTROL

4(h)    For the purposes of this paragraph, a change in control shall mean a change whereby one or more related entities de facto control fifty percent (50%) of the then issued and outstanding voting shares plus one (1) share of the Tenant and such entity or entities are different from those owning such majority of voting shares at the time of signing this lease. If at any time during the term any part of or all of the shares or voting rights of shareholders shall be transferred by sale, assignment, bequest, inheritance, trust, operation of law or other disposition, or treasury shares be issued, so as to result in a change in the control of such corporation, the Tenant must disclose in writing, such changes to the Landlord failing which the Tenant would be in default of the Lease and the Landlord may, at its option, terminate this Lease, at any time after such change in control by giving the Tenant 60 days prior written notice of such termination. The Tenant shall, at the reasonable request of the Landlord, make available to the Landlord for inspection or copying, or both, all books and records of the Tenant which, alone or with other data, show the applicability or inapplicability of this paragraph. If the corporation, after the request of the Landlord, fails or refuses to furnish forthwith to the Landlord such data, which data, alone or with other data would show the applicability or inapplicability of this paragraph, the Landlord may, at its sole option, terminate this Lease by giving the Tenant 60 days prior written notice of such termination. Should the Landlord determine that such change in control results in a material deterioration in the financial strength or creditworthiness of the Tenant, then the Landlord may terminate, at its sole option, this Lease by giving the Tenant sixty (60) days prior written notice of such termination

RULES AND REGULATIONS

4(i)

The Tenant and its employees and all persons visiting or doing business with it on the Leased Premises or the Building, shall be bound by and shall observe such reasonable Rules and Regulations as may hereafter be set by the Landlord of which notice in writing shall be given to the Tenant and upon such notice being delivered all such Rules and Regulations shall be deemed to be incorporated into and form part of this Lease. The Rules and Regulations as at the date of execution of this Lease are those set out in Schedule “C”. Notwithstanding the foregoing, no changes to the Rules and Regulations attached hereto shall derogate from the other provisions of this Lease.

USE OF PREMISES

4(j)     Without the prior written consent of the Landlord, the Leased Premises shall be used only for general office for a technology firm, as well as associated contact phone centre services providing clients, customers and suppliers with sales and consultation services. It is the Tenant’s obligation to ensure that such uses or activities conducted by it, in the Building, comply with all applicable zoning and building by-laws and regulations or any other legislation or rules that govern such matters. Any failure to comply and any resulting prohibition by any governmental authority of any or all the Tenant’s use, work or activity in the Building shall not relieve the Tenant from any of its rental obligations to the Landlord as described herein.

INCREASE IN INSURANCE PREMIUMS

4(k)     The Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may be prohibited by any insurance policy in force from time to time covering the Building. In the event the Tenant’s occupancy or conduct of business in, or on the Leased Premises, whether or not the Landlord has consented to same, results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Building, the Tenant shall pay any such increase in premiums as Additional Rent within 10 days after bills for such additional premiums shall be rendered by the Landlord. In determining whether increased premiums are a result of the Tenant’s use or occupancy of the Leased Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Leased Premises.

CANCELLATION OF INSURANCE

4(l)     If any policy of insurance upon the Building or any part thereof shall be canceled by the insurer by reason of the use or occupation of the Leased Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Leased Premises, and the Tenant is unable to arrange similar insurance coverage within 20 days, the Landlord may, at its option, terminate this Lease forthwith by leaving upon the Leased Premises notice in writing of its intention to do so and thereupon rent and any other payments and obligations, including but not limited to the Tenant’s obligations under the Surrender of Premises clause herein, for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord and the Landlord may re-enter and take possession of same.

OBSERVANCE OF LAW

4(m)     The Tenant must comply with all provisions of law including without limitation, federal and provincial legislative enactment, building by-laws, and any other governmental or municipal regulations which relate to the partitioning, equipment, operation and use of the Leased Premises, and to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises. The Tenant must also comply with all police, fire and sanitary regulations imposed by any federal, provincial or municipal authorities or made by fire insurance underwriters, and to observe and obey all governmental and municipal regulations and other requirements governing the conduct of any business conducted in the Leased Premises. Provided that in default of the Tenant so complying, the Landlord may, at its option, where possible, comply with any such requirement and the cost of such compliance shall be payable by the Tenant to the Landlord as Additional Rent and the Landlord may enforce payment thereof as rent in arrears.

WASTE & OVERLOADING OF FLOORS

4(n)

The Tenant shall not do or suffer any waste or damage, disfiguration or injury to the Leased Premises or the fixtures and equipment thereof or permit or suffer any overloading of the floors thereof; and not to place therein any safe, heavy business machine or other heavy object without first obtaining the consent in writing of the Landlord; and not to use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive trade or business and not to cause or permit any nuisance in, at or on the Leased Premises; and without the prior consent in writing of the Landlord, the Tenant will not bring onto or use in the Leased Premises or permit any person subject to the Tenant to bring onto or use on the Leased Premises any fuel or combustible material for heating, lighting or cooking nor will it allow onto the Leased Premises any stove, or burner or appliances for utilizing the same and the Tenant will not purchase, acquire or use electrical current or gas for consumption on the Leased Premises except from some supplier thereof as shall have been approved in writing by the Landlord.

INSPECTION

4(o)     To permit the Landlord, its servants or agents to enter upon the Leased Premises, for the purpose of inspection with 1 business day’s notice, and, without notice, if making emergency repair alterations or improvements to the Leased Premises or to the Building. The Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby. The Landlord, its servants or agents may, upon having provided notice to this effect and from time to time enter upon the Leased Premises to remove any article or remedy any condition which in the opinion of the Landlord, reasonably arrived at, would be likely to lead to cancellation of any policy of insurance as referred to in this Lease or elsewhere herein and such entry by the Landlord shall not be deemed to be a re-entry.

INDEMNITY BY TENANT

4(p)     (i) The Tenant agrees to indemnify and save harmless the Landlord of and from all liabilities, suits, claims, demands, and actions of any kind or nature, including the full cost of the Landlord in resisting or defending same, to which the Landlord shall or may become liable for or suffer by reason of any breach, violation or non-performance by the Tenant or any covenant, term or provision hereof or by reason of any occurrence resulting from, occasioned to or suffered by any person or property by reason of any act, neglect or default on the part of the Tenant or any of its officers, agents, employees, visitors, customers or licensees; and the covenant of the Tenant in regard to such indemnification occurring during the term of the Lease or any renewal or overholding in respect thereof shall continue in full force and effect notwithstanding the expiration of the term or the termination of this Lease for any reason whatsoever.

4(p)     (ii) The Landlord shall not be liable for any damage howsoever caused to property of the Tenant or of any person subject to the Tenant which is in or upon or being brought to or from the Leased Premises or the Building or for personal injury (including death) sustained in any manner by the Tenant or any person subject to the Tenant while the Tenant or any such person is in or upon or entering or leaving the Leased Premises or Building unless such property damage or personal injury is clearly attributable to the gross and willful misconduct on the part of the Landlord or of any person for whom the Landlord is responsible, and except where the Landlord is not exempt from liability under this paragraph, the Tenant will indemnify and save harmless the Landlord from and against all claims and demands made against the Landlord by any person for or arising out of any such property damage or personal injury.

NO ABATEMENT OF RENT

4(q)     Except as provided in Sections 9 of this Lease there shall be no abatement or reduction of rent whatsoever during the term of the Lease or any extension thereof.

EXHIBITING PREMISES

4(r)     To permit the Landlord or its agents or servants upon twenty-four (24) hours’ notice to enter and show the Leased Premises, during normal business hours, to prospective purchasers or to existing or prospective lenders of the Building and may, after notice terminating this Lease has been given, or within the last 12 months of the Term, enter and show the Leased Premises to prospective tenants and erect a sign with reasonable dimensions stating that the Leased Premises are “For Rent”.

MAINTENANCE

4(s)     Deleted Intentionally

SIGNS

4(t)     The Tenant shall not erect or maintain any identification sign of any type and in any location unless the Tenant has received the Landlord’s prior written approval for such sign and it complies with all applicable by-laws and other regulations imposed by any governmental authority. In addition, the Tenant shall not erect, install, inscribe, paint or affix any sign, lettering or advertisement upon or above the exterior of the Leased Premises or grounds, including the exterior glass surface of the windows or doors, nor shall the Tenant install, display, inscribe, paint or affix any sign, lettering or advertisement to or upon the interior doors of the common areas of the Building without first, in each instance, securing the written approval of the Landlord failing which it shall be removed forthwith by the Tenant upon the request of the Landlord. Should the Tenant fail to remove any such signage or markings after written notice to the Tenant, then the Landlord shall have the right to remove same, at the cost of the Tenant and the cost of same shall be collectible by the Landlord under the same conditions as if it were considered to be rent.

On or before the expiry of the Lease or earlier termination thereof, the Tenant, at its cost, must remove all signage and repair any damage caused by the installation or removal of such signage including any discolouration of the surface beneath the sign, failing which the Landlord shall have the right to remove same, at the cost of the Tenant and the cost of same shall be collectible by the Landlord from the Tenant under the same conditions as if it were considered to be rent.

The Tenant is a current occupant of the Building and may keep its existing lawn monument signage

NAME OF BUILDING 4(u)    Intentionally deleted

KEEP TIDY

4(v)     At the end of each business day, to leave the office portion of the Leased Premises in a tidy condition. No outside storage of raw or processed materials or any other debris shall be permitted on or around the Building.

GARBAGE REMOVAL

4(w)     The Tenant shall, at its own cost, be responsible for the removal and disposal of all extraordinary garbage, whether by volume or type, as reasonably determined by the Landlord, in and around the Leased Premises, failing which the Landlord shall do so at the cost of the Tenant. The Landlord shall be responsible to remove daily garbage and recycle, which form part of the operating costs for the Building.

DELIVERIES

4(x)     The Tenant shall receive, ship, take delivery of and allow and require suppliers or others to deliver or take delivery of merchandise, supplies, fixtures, equipment, furnishings, wares or merchandise only through the facilities provided for that purpose as determined by the Landlord. Small packages and equipment/components may be delivered directly to the Premises.

NOTICE OF DAMAGE

4(y)Deleted Intentionally

CERTIFICATES

4(z)     The Tenant agrees that prior to the Commencement Date and at any time and from time to time upon not less than ten (10) business days prior notice execute and deliver to the Landlord a statement on a form to be provided by the Landlord certifying, amongst other items reasonably requested on the Landlord’s form, that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the amount of the annual rental then being paid hereunder, the dates to which the same, by installments or otherwise, and other charges hereunder have been paid, and whether or not there is any existing default on the part of the Landlord of which the Tenant has notice.

QUIET ENJOYMENT

5.     The Landlord covenants with the Tenant for quiet enjoyment.

LANDLORD’S COVENANTS

6.     The Landlord covenants with the Tenant that, subject to the Tenant paying amounts as set forth in Paragraphs 3(a) and 3(j) or elsewhere as called for in this Lease, it shall pay all taxes and rates, municipal, parliamentary or otherwise, including without limiting the generality of the foregoing, water rates with respect to the Leased Premises or assessed against the Landlord in respect thereof, except such as the Tenant has herein covenanted or is herein obligated to pay.

PARKING

7.     The Tenant and all persons employed by or doing business with the Tenant shall have the use of the land as designated from time to time by the Landlord for the purpose of access to and egress from the Building or Leased Premises, as applicable, and for parking of standard sized motor vehicles, provided that no such motor vehicle shall be parked on any part of the lands contained in or around the Building which is a loading zone or is not designated by the Landlord for parking or where signs are in place indicating that parking is prohibited and the Tenant agrees to reimburse the Landlord on demand for the cost of removal of any motor vehicles which are parked in breach of this clause and which belong to or are parked by any person employed by or doing business with the Tenant, all such costs to be recoverable by the Landlord as rent in arrears under this Lease., It is specifically understood and agreed that the Landlord shall have the right to make all reasonable rules, regulations and by-laws relating to the operation of the parking area and means of ingress to and egress from the Building or any part thereof, in regard to the parking, traffic control, excessive weights of loads on ramps or loading docks and all such matters as are required or are normally incidental to the proper management of the Building. The Tenant covenants and agrees that it will observe, abide by and conform to all such reasonable rules, regulations and by-laws made or established by the Landlord as aforesaid and as currently exist as outlined in the schedule attached hereto entitled Rules and Regulations The Tenant shall have the right to park up to 3.5 cars per 1,000sf of rentable space which parking shall be un-allocated.

FIXTURES

8.     The Tenant hereby accepts that all installations, alterations, additions, partitions, and fixtures, other than trade fixtures and chattels in or upon the Leased Premises, whether placed there by the Tenant or the Landlord, shall immediately upon such placement, be the Landlord’s property without compensation therefore to the Tenant and shall not be removed from the Leased Premises by the Tenant at any time either during or after the term. Notwithstanding anything herein contained, the Landlord shall be under no obligation to repair or maintain the Tenant’s installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed whether by the Tenant or by the Landlord on behalf of the Tenant; and further, notwithstanding anything herein contained, the Landlord shall have the right upon the termination of this Lease by affluxion of time or otherwise to require the Tenant to remove its installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by the Tenant or by the Landlord on behalf of the Tenant and to make good any damage caused to the Leased Premises by such installation or removal.

FIRE

9.

Provided that if during the continuation of this Lease the Building or the Leased Premises are destroyed or damaged by fire or the elements, then the following provisions shall apply and in all cases the Landlord shall act reasonably in applying such provisions:

(a)

If the Building or the Leased Premises are totally destroyed or are partially destroyed so as in the opinion of the Landlord’ architect to render the Leased Premises wholly unfit for operation of its business by the Tenant or if they shall be so badly damaged that they cannot in the opinion of the Landlord’s architect be repaired with reasonable diligence within 180 days of the happening of such damage, then this Lease shall at the option of the Landlord or Tenant cease and become null and void from the date of such damage or destruction and the Tenant shall within 15 days on reasonable notice from the Landlord, surrender the Leased Premises and all interest therein to the Landlord, and the Tenant shall pay rent only to the time of such damage or destruction, and the Landlord may re-enter or re-possess the Leased Premises, discharged of this Lease, and remove all parties therefrom.

(b)

But if the Building or the Leased Premises are partially destroyed and can in the opinion of the Landlord’s architect be repaired with reasonable diligence within 180 days from the happening of such damage and if the damage is such as to render the Leased Premises wholly unfit for operation of its business by the Tenant, then the rent shall not run or accrue after said damage, while the process of repairs is going on, and the Landlord shall repair same with all reasonable speed, and then the rent shall recommence immediately after the Landlord’s repairs shall be completed.
(c)

But if the Building or the Leased Premises can in the opinion of the Landlord’s architect be repaired within 180 days from the happening of such damage, and if the damage is such that the Tenant can operate its business in the undamaged portion of the Leased Premises, then until such damage shall have been repaired, the rent shall abate in the proportion that the portion of the Leased Premises rendered unfit for occupancy bears to the whole of the Leased Premises, and the Landlord shall repair same with all reasonable speed.

Provided, that, if, upon the completion by the Landlord of any repairs required as a result of any such destruction or damage a dispute shall arise between the Landlord and the Tenant as to whether or not the Leased Premises have been made fit for the purposes of the Tenant under this Lease, such disputes shall be determined by an architect agreed upon by the Landlord and the Tenant and paid for equally by them which decision shall be final and binding on the Landlord and the Tenant.

Provided further that if any such total or partial destruction or damage is caused in whole or in part by any fault or neglect on the part of the Tenant or of any person subject to the Tenant nothing herein contained shall release or discharge the Tenant from liability for any loss or damage thereby sustained by the Landlord.

(d)

Other than an event where the Tenant (including but not limited to its employees, guests, customers, trades, suppliers or anyone else related to or affiliated with the Tenant) is responsible for the damage then and for the purposes of clarifying the obligations of the Landlord and the Tenant in relation to repair when required pursuant to the provisions of this Section, the Tenant shall be required to restore or replace all improvements and any Alterations as well as all its personal belongings and trade fixtures in the Leased Premises.

DAMAGE OF PROPERTY

10.     As the Tenant acknowledges that it is required to carry insurance as called for in paragraph 3k or elsewhere in this lease, the Landlord shall not be liable or responsible in any way for any loss of or damage or injury to any property belonging to the Tenant or to employees of the Tenant or to any other person while such property is on the Leased Premises or in the Building or in or on the surrounding lands and buildings owned by the Landlord whether or not such property has been entrusted to employees of the Landlord and without limiting the generality of the foregoing, the Landlord shall not be liable for any damage to any such property caused by steam, water, rain or snow which may leak into, issue or flow from any part of the Building or from the water, steam or drainage pipes or plumbing works of the Building or from any other place or quarter or from any damage caused by or attributable to the condition or arrangement of any electric or other wiring or for any damage caused by anything done or omitted by any other tenant.

DELAYS IN PROVISION OF SERVICE

11.     It is understood and agreed that whenever and to the extent that the Landlord shall be unable to fulfill, or shall be delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfill such obligation or by reason of any statute, law or order-in-council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller or board, or any governmental department or officer of other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether in the foregoing character or not, the Landlord shall be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of such delay or restriction, and the Tenant shall not be entitled to either compensation or rent reduction for any inconvenience, nuisance or discomfort thereby occasioned, however Landlord agrees it shall use its best efforts in all cases to effect all repairs so as to reasonably minimize disturbance to the Tenant’s business operations.

12

DEFAULT OF TENANT - Without prejudice to all of the rights and recourses available to the Landlord under the Lease or otherwise, the following shall be considered as defaults under the terms of this Lease (each of which default is hereinafter called an “Event of Default”).

(i)-

In the event that the Tenant shall be in default under any provision of this Lease providing for any payment of rent or any other amount payable hereunder when due and such default shall continue for 3 business days after written notice specifying such default is given to the Tenant by the Landlord, the Landlord shall be authorised forthwith to commence legal action without any further written notification to the Tenant.

(ii)-

In the event that the Tenant is adjudicated bankrupt or makes any general assignment for the benefit of creditors, or takes, or attempts to take, the benefit of any insolvency or bankruptcy legislation, or if a petition in bankruptcy is granted against the Tenant, or if a receiver or a trustee is appointed for its property, or any part thereof, pursuant to any insolvency legislation, or any execution is issued pursuant to a judgement rendered against the Tenant unless same has been satisfied at least 10 days prior to the date fixed for sale or has been duly contested; or

(iii)-

In the event that the Tenant shall be in default in observing any covenant herein contained or performing any of its obligations contained in this Lease (other than a default in the payment of rent as provided herein) and such default shall continue for 15 days after written notice specifying such default is given to the Tenant by the Landlord, unless such default is incapable of being remedied with due diligence within such period of 15 days, in which case, provided the Tenant has commenced to remedy such default and continues to act with due diligence in remedying same, the Tenant shall be entitled to a reasonable extension of time to enable such default to be so remedied.

(iv)-

In the event of any occurrence of an Event of Default, the current month’s Minimum Rent plus Additional Rent plus the next ensuing 3 months’ Minimum Rent and Additional Rent shall immediately become due and payable and the Landlord may terminate this Lease and the term of this Lease will, at the option of the Landlord and without prejudice to the Landlord’s other rights hereunder or by law, forthwith become forfeited and terminated and no payment or acceptance of rental subsequent to such termination will give the Tenant the right to continue occupancy of the Leased Premises or in any way affect the rights of the Landlord herein. If the Landlord at any lime terminates this Lease for any breach or by reason of the occurrence of an Event of Default or if any legal action is taken for the recovery or possession of the Leased Premises or for the recovery of any amount due under this Lease, the Landlord, in addition to any other remedies it may have hereunder or by law, may recover from the Tenant all damages and all expenses it may incur or suffer by reason thereof, including, without limitation, attorney’s fees and legal costs and the cost of re-possessing and re-letting the Leased Premises.

13-

Upon the occurrence of an Event of Default, the Landlord may, without notice to the Tenant and without prejudice to any other right of the Landlord hereunder or by law, enter and repossess the Leased Premises and it may use such force as it may deem necessary for that purpose and for gaining admittance to the Leased Premises and it may expel all persons and remove all property of the Tenant from the Leased Premises and such property may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, the whole without the Landlord being considered guilty of trespassing or becoming subject to any prosecution or becoming liable for any loss or damage which may be occasioned thereby, any statute or law to the contrary notwithstanding.

If the Landlord elects to repossess the Leased Premises as herein provided, or it takes possession thereof pursuant to legal proceedings, or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to re-let the Leased Premises, or any part thereof, either in the name of the Landlord or otherwise for a term or terms which may, if the Landlord chooses, be less or greater than the balance of the Term and at such rent and upon such other terms and conditions that the Landlord in its sole discretion deems advisable, and the Landlord may grant reasonable concessions in connection therewith. Upon each such re-letting all rent received by the Landlord from such re-letting shall be applied firstly to the payment of any indebtedness other than rent due hereunder from the Tenant to the Landlord, including legal costs, solicitor’s fees and brokerage fees, secondly the expenses of keeping Leased Premises in good order and of preparing the Leased Premises for re-letting and thirdly to the payment of arrears of rent due to the Landlord and on account of future rents.

14-

Without limiting the generality of any provision of this Lease, if the Tenant shall default in the performance of any of its obligations under this Lease, the Landlord may from time to time after giving such notice as it reasonably considers sufficient (or without notice in the case of an emergency) perform or cause to be performed any such obligations and for such purposes and for such things as may be required, including, without limitation, entering upon the Leased Premises and doing such things upon or in respect of the Leased Premises or any part thereof as the Landlord reasonably considers requisite or necessary to remedy such default. All expenses incurred pursuant to this section shall be paid by the Tenant as Additional Rent forthwith upon demand.

The Landlord shall not be liable to the Tenant for any loss or damage resulting from any such action or entry by the Landlord unless caused by the gross negligence or willful act of the Landlord or those for whom at law the Landlord is responsible for and same shall not be considered a breach of any obligation for peaceable enjoyment contained in this Lease or implied by law.

15-

Mention in this Lease of any particular remedy or remedies of the Landlord in respect of any default by the other party shall not preclude the Landlord from any other remedy in respect thereof, whether available in law or in equity or by statue or expressly provided herein. No remedy shall be exclusive or dependent upon any other remedy, but the Landlord may from time to time exercise anyone or more of such remedies generally or in combination, such remedies being cumulative and not alternative.

16

RE-ENTRY BY LANDLORD - The Tenant further covenants and agrees that on the Landlord becoming entitled to re-enter the Leased Premises under any of the provisions of this Lease, the Landlord in addition to all other rights the Landlord may have in law or as outlined in the Lease, shall have the right to enter the Leased Premises as the agent of the Tenant either by force or otherwise, without being liable for any prosecution and to re-rent the Leased Premises as the agent of the Tenant, and to receive the rent and as the agent of the Tenant, to take possession of any furniture or other property on the Leased Premises and to sell the same at public or private sale without notice and to apply the proceeds of such sale and any rent derived from re-renting the Leased Premises on account of the rent, costs and damages under this Lease, and the Tenant shall be liable to the Landlord for the deficiency, if any.

LANDLORD’S WORK

17.

For that portion of the Premises on the first floor, the Landlord, at the Landlord’s sole cost, will be responsible for the removal of the walls and kitchenette identified in blue on the plan dated April 29, 2016 and prepared by Parallel 45 Design Group Ltd. attached to the Lease as Schedule B1. Removal will include patching and repairing those areas where the walls were disconnected from adjoining walls.

For that portion of the Premises on the second floor the Landlord, at the Landlord’s sole cost, will remove the existing door and install drywall ready to accept the Tenant’s finishing in the location shown in orange on the floor plan attached to the Lease as Schedule B1.

All other work within the Premises (the Tenant’s Fit-up) shall, subject to the prior written approval of the Landlord, be the responsibility of the Tenant. In order to approve the Tenant’s Fit-up the Landlord will require the final plans, specifications and costs all of which must be to the Landlord’s satisfaction. At the time of the Landlord’s review of the Tenant’s final plans and specifications the Landlord will be prepared to indicate, in writing, which, if any, of the Tenant’s Fit-up will not be subject to the surrender and restoration provisions of the Lease, as detailed in paragraph 19 herein and elsewhere where applicable. No work under the Tenant’s Fit-up can commence without the prior written approval of the Landlord. Upon completion of the Tenant’s Fit-up, the issuance of an occupancy permit by the Buildings Branch of the City of Ottawa, the expiry of all lien periods, written confirmation from the Tenant that all trades and suppliers having worked on or supplied material for the Tenant’s fit-up have been paid in full and the Tenant is in occupancy of the Premises the Landlord will provide the Tenant with a payment of $190,740.00 plus HST (the “Tenant Inducement”), less the amount setoff against the security deposit (as set out in s 3(d)), regardless of the actual cost of the Tenant’s Fit-up.

NON-WAIVER

18.       No condoning, excusing or overlooking by the Landlord or the Tenant of any default, breach or non-observance by the other of them at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only express waiver in writing. All rights and remedies of the Landlord contained in this Lease shall be cumulative and not alternative.

SURRENDER OF PREMISES

19. (i) Surrender: At the expiration or earlier termination of the Term, the Tenant shall surrender to the Landlord the Premises in as good condition and repair as the Tenant is required to maintain the Premises throughout the Term. The Tenant shall also surrender at that time all keys for the Premises to the Landlord at the place then fixed for the payment of rent, and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises. The Tenant shall, however, remove all its moveable trade fixtures and if requested by the Landlord, the Tenant shall also remove all or part of its Alterations as defined in this Lease, before surrendering the Premises as detailed later herein.

(ii)	Removal and Restoration by Tenant:

(a)

As provided for elsewhere in this Lease, the Tenant accepts that, except for the Tenant’s moveable trade fixtures, any repairs, alterations, leasehold improvements (which shall include but not be limited to demising walls within the Leased Premises, doors, ceilings, lighting and plumbing fixtures, floor coverings etc), additions, decorations, and fixtures (hereafter collectively referred to as the “Alterations” and which shall include all work done within the Premises after the signing of the Lease or at any time during the term of the Lease or any renewal thereof whether such Alterations are being done by the Tenant, its contractors or by the Landlord on behalf of the Tenant) shall, when made or installed in the Leased Premises, be and become the property of the Landlord without any payment or compensation to the Tenant being made and that unless specifically instructed, in writing, by the Landlord, the Tenant shall not remove any such Alterations from the Leased Premises either during or after the term of the Lease. Notwithstanding this, the Landlord shall be under no obligation to repair, maintain, or insure the Alterations. The Tenant also accepts that upon the termination of this Lease, whether at expiry or otherwise, the Landlord may, at its option, require the Tenant to remove all or part of such Alterations whether or not such Alterations were installed by the Tenant or any other person including but not limited to the Landlord on behalf of the Tenant) and to require the Tenant to repair any damage caused to the Leased Premises or the Building by such Alterations or removal. Alternatively, the Landlord may request that the Tenant pay to the Landlord at Lease expiry or termination, the amount of money estimated by the Landlord to perform the removal, restoration and /or replacement work required for the Tenant to comply with the Landlord’s surrender requirements as outlined herein. Such Landlord’s estimate must be either, at the Landlord’s sole discretion, based on bona fide, arms length, written quotes from reputable contractors and or an estimate from a certified engineer or architect chosen by the Landlord.

The Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term.

Should the Tenant fail to perform such repair or restoration work requested by the Landlord in accordance with provisions of the Lease, then the Landlord may do such work at the expense of the Tenant and collect from the Tenant the cost of same as Additional Rent whether before or after the expiry of the Lease.

  With respect to the Tenant’s trade fixtures, the Tenant may during the Term in the usual or normal course of its business remove its moveable trade fixtures provided that such have become excess or obsolete for the Tenant’s purposes or the Tenant is substituting new and similar moveable trade fixtures and provided that in each case, the Tenant is not in default under this Lease, and such removal is done at the Tenant’s sole cost and expense; and, (ii) the Tenant shall, at the expiration or termination of the Lease, at its own cost, remove all its trade fixtures, and such of the Alterations as the Landlord by notice requires to be removed, in accordance with provisions of this Lease.

(b)

If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, such fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Premises and sold or be disposed of by the Landlord in such manner as it deems advisable.

(c)

The Tenant shall, in the case of every such installation or removal of either its trade fixtures or Alterations either during or at the expiration of the Term effect the same at times designated by the Landlord, acting reasonably.

(d)	For greater certainty, the Tenant’s fixtures shall not include any

(i)	heating, ventilating or air conditioning systems, facilities and equipment in, or serving the Premises;

(ii)	floor covering affixed to the floor of the Premises;

(iii)	light fixtures; and,

(iv)	any fixtures, facilities, equipment or installations installed by or at the expense of the Landlord.

Notwithstanding the above it is understood and agreed that the Tenant’s restoration obligations, as provided for herein, shall not apply to the architectural elements of the Tenant’s Fit-up plan that is attached hereto as Schedule B1 (which have been approved by the Landlord), or to such finishes or architectural changes that the Landlord has specifically excluded in writing.

(iii)       Indemnity. If the Premises is not surrendered at the end of the Term, and the Tenant and Landlord have not executed a legally binding extension agreement then the Tenant shall indemnify the Landlord against any and all loss or liability resulting from such delay by the Tenant in so surrendering the Premises, including without limitation, any claims founded on such delay made by any succeeding occupant of the Premises or any part thereof, and the Tenant shall be liable to the Landlord for legal fees (on a solicitor and his client basis), and all other costs and expenses incurred by the Landlord in obtaining possession of the Premises.

(iv)	No Tacit Renewal. If the Tenant remains in possession of the Premises after the end of the Term,

and without the execution and delivery of a new lease, or a written renewal or extension of this Lease, there shall be no tacit or other renewal of this Lease, and the Tenant will be considered to be occupying the Premises as a tenant from month to month at a monthly Rent, payable in advance on the first day of each month equal to the sum of:

(a)	2X the monthly installment of Minimum Rent payable for the last month of the Term, and

(b)

One-twelfth of the amount of Additional Rent and charges paid or payable by the Tenant for the last Lease Year of the Term, and otherwise upon the terms and conditions set forth in this Lease, so far as applicable.

RECOVERY OF ADJUSTMENT

20.       The Landlord shall have (in addition to any other right or remedy of the Landlord) the same rights and remedies in the event of default by the Tenant in payment of any amount payable by the Tenant hereunder, as the Landlord would have in the case of default in payment of rent.

NOTICE

21.       Any notice required or contemplated by any provisions of this Lease shall be given in writing enclosed in a sealed envelope addressed, in the case of notice to the Landlord, at 451 Daly Avenue, 2nd Floor, Ottawa, Ontario K1N 6H6 and in the case of notice to the Tenant, to it at the Leased Premises and mailed, registered and postage prepaid. The time of giving of such notice shall be conclusively deemed to be the 5th business cay after the day of such mailing. Such notice shall be delivered, in the case of notice to the Landlord, to an executive officer of the Landlord, and in the case of notice to the Tenant or to any executive or senior officer or director of the Tenant if the Tenant is a corporation. Such notice, if delivered shall be conclusively deemed to have been given and received at the time of such delivery. If in this Lease two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons. Provided that either party may, by notice to the other from time to time designate another address in Canada to which notices mailed more than ten (10) days thereafter shall be addressed.

SUBORDINATION

22.       This Lease is subject and subordinate to all ground or underlying leases and to all mortgages (including any deed of trust and mortgage securing bonds and all indentures supplemental thereto) which may now or hereafter affect such leases, the Leased Premises, the Building and/or the property where the Building is situated and to all renewals, modifications, consolidations, replacements and extensions thereof. The Tenant agrees to execute a certificate in confirmation provided by the Landlord of such subordination as the Landlord may request subject to the lender entering into a non-disturbance agreement with the Tenant. The Landlord shall use its best efforts, but shall not be obliged, to obtain a non-disturbance agreement from any current mortgagee of the Leased Premises.

LEASE ENTIRE AGREEMENT

23.       The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this Lease save as expressly set out in this Lease and that this Lease constitutes the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant.

REGISTRATION

24.       The Tenant covenants and agrees with the Landlord that the Tenant will not register this Lease in this or any other form in the Registry Office or the Land Titles Office but may register a notice of lease which discloses only the term and expiry date thereof and the existence of options to renew the term.

OPTION TO RENEW

25.       Provided the Tenant is not then in default under this lease and has not been in default on more than two (2) occasions, the Tenant shall have one option to renew the lease for a further term of 5 years at market rents for renewing leases for similar premises in similar buildings in Kanata Ontario. This option to renew is to be exercised in writing by the Tenant to the Landlord no later than 9 months prior to the expiration of the Term and failing its exercise within the time provided such option to be null and void. The Tenant and Landlord must have negotiated the rent and have executed a new lease within 30 days of the Tenant exercising its option, as provided for herein, failing which the minimum rent will be determined by arbitration pursuant to the Arbitration Act, 1991 (Ontario).

NET/NET/NET RENT

26.       It is expressly agreed between the Landlord and the Tenant that it is intended that the rent reserved in this Lease shall be an absolutely net/net/net return to the Landlord during the Term of the Lease without regard to the condition of the Leased Premises, and, except as otherwise explicitly provided in this Lease, the Landlord shall be free of any and all costs, expenses, taxes and charges with respect to the Leased Premises whatsoever, save and except only taxes which are attributable to the income or profits of the Landlord and any charges to the Landlord in respect of the amortization or interest under any mortgage or charge on the Building.

PAYMENTS BY TENANT

27.       In addition to any other specific provisions herein contained, where the Tenant is obligated under the terms of this Lease to pay any monies, whether to the Landlord or any third party, or to do any act involving the payment of money, and the Tenant shall fail to carry out its obligations, the Landlord may do such act or pay such monies and charge the cost of doing such act or the amount of such monies paid against the Tenant and may enforce the payment thereof by the Tenant in the same manner as if rent had not been paid on a timely basis under the terms of this Lease, and the Tenant shall pay unto the Landlord, in respect of any amount so paid in respect of any rent not paid on the due date thereof, interest at the rate computed in accordance with Paragraph 3(h) hereof.

ELECTRONIC PAYMENTS

28.       The Tenant shall make arrangements for the payment of Minimum Rent and Additional Rent by electronic funds transfer.

INTERPRETATION

29(a)      In this Indenture “herein”, “hereof”, “hereby”, “hereunder”, “hereto”, “hereinafter” and similar expressions refer to this lease or indenture and not to any particular paragraph, section or other portion thereof, unless there is something in the subject matter or context inconsistent therewith.

(a)	“business day” means any of the days from Monday to Friday of each week inclusive unless such day is a statutory holiday.
(b)	“normal business hours” means the hours from 8:00 a.m. to 6:00 p.m. on business days.

So long as the Tenant pays for associated costs, including but not limited to incremental heating, lighting, ventilation or cooling costs associated with operations outside of normal business hours, if any, the Landlord shall ensure that the Tenant’s employees can comfortably work in the Leased Premises outside of “normal business hours”. The Landlord is currently providing lighting and ventilation or cooling to the Building and Premises 7 days a week, 24 hours a day which costs are included in the monthly Additional Rent being paid by the Tenant.

SEVERABILITY OF COVENANTS

30.       The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof. Should any provision or provisions of this Lease be illegal or not enforceable, it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.

CAPTIONS

31.       The captions appearing in this Lease have been inserted as a matter of convenience and for reference only, and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof.

SUCCESSORS & ASSIGNS

32.       This indenture and everything herein contained shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns and other legal representatives as the case may be, of each and every of the parties hereto, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors and assigns and other legal representatives of such party, and where there is more than one tenant, the provisions hereof shall be read with all grammatical changes thereby rendered necessary, and all covenants shall be deemed joint and several. The neutral gender shall include both the masculine and feminine gender.

ADDITIONAL TAXES

33.       If any business transfer tax, value-added tax, multi-stage sales tax, sales tax, goods and services tax (GST), harmonized sales tax (HST) or any like tax is imposed on the Landlord by any governmental authority on any rent payable by the Tenant under this Lease or due in any way to the Tenant’s occupancy, then the Tenant shall reimburse the Landlord for the amount of such tax forthwith upon demand as Additional Rent.

CHANGES TO BUILDING

34.       The Landlord hereby reserves the right at any time and from time to time to make changes in, additions to, subtractions from or rearrangements of the Building and or the Leased Premises including, without limitation, all improvements at any time thereon, all entrances and exits thereto, and to grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or parts of the lands and Building and to make changes and additions to the pipes, conduits, utilities and other necessary building services in the Leased Premises which serve other premises, provided thatin doing so the Landlord shall take reasonable steps so as to minimize the disruption to the Tenant and in no case shall the Landlord be permitted to relocate the Leased Premises or to materially alter the Leased Premises.

GUARANTEE

35.	Intentionally Deleted

LANDLORD CONDITION

36.	Intentionally Deleted

HAZARDOUS SUBSTANCES

37(a)             For the purposes of this section, HAZARDOUS SUBSTANCES means any substance, or class of substance or mixture of substances which may be detrimental to the environment, plant or animal life, or human health and includes, without limitation, flammable, explosives, or radioactive materials, asbestos, polychlorinated biphenyl’s (PCB’s), chemicals believed to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances and related materials, petroleum and petroleum products, any substance that, if added to water, may degrade or alter or form part of a process of degradation or alteration of the quality or temperature of that water to the extent that it is detrimental to its use by man or by any animal, fish or plant, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority having jurisdiction over the Landlord, the Tenant, the Leased Premises or the Building (the “Authorities”).

(b)       If the Tenant shall cause or permit any Hazardous Substances to be brought onto, created in, released or discharged from, placed or disposed of, at or near the Leased Premises, the Tenant shall be responsible at its own expense to completely remedy the occurrence to the reasonable satisfaction of the Landlord.

(c)       The Tenant shall not cause or permit to occur any violation of any federal, provincial, municipal or local law, ordinance, or regulation, now or hereinafter enacted (the “Laws”), related to environmental conditions on, under, at, near or about the Leased Premises, or related to the Landlord, the Tenant or the Building, air, soil or ground water condition, including without limitation, the generation, storage or disposal of Hazardous Substances.

(d)	The Tenant shall:
(i)	at its own expense comply with the Laws;
(ii)	at its own expense make all submissions to, provide all information required by, and comply with all requirements of the Authorities under the Laws; and
(iii)

indemnify, defend and hold harmless the Landlord, the Landlord’s mortgagees, any manager of the Building, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees, from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including legal fees on a solicitor and his own client basis and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term or any renewal or extension period, at or from the Leased Premises, and caused by the Tenant or those for whom it is in law responsible, or which arises at any time from the Tenant’s use or occupancy of the Leased Premises, or from the Tenant’s failure to provide all information, make all submissions, and take all steps required by this Section or by the Authorities.

(iv)

pay for any and all remediation and clean up costs including but not limited to paying all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including legal fees on a solicitor and his own client basis and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term or any renewal or extension period, at or from the Leased Premises, or which arises at any time from the Tenants’ use or occupancy of the Leased Premises, or from the Tenants’ failure to provide all information, make all submissions, and take all steps required by this Section or by the Authorities.

(e)       Notwithstanding any other provision of this Lease, if the Tenant creates or brings to the Leased Premises any Hazardous Substances or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substances at or near the Leased Premises, or discharged or released on, under or about the Leased Premises, the Building or the lands upon which the Building is constructed, the air, soil or ground water, then notwithstanding any rule of law to the contrary, such Hazardous Substances shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord, notwithstanding the degree of affixation to the Leased Premises of the Hazardous Substances or the goods containing the Hazardous Substances. This affirmation of the Tenant’s interest in the Hazardous Substances or the goods containing the Hazardous Substances shall not however prohibit the Landlord from dealing with such material as otherwise provided for in this Lease.

(f)       All obligations of the Tenant regarding this clause and its dealing with Hazardous Substances shall survive the expiry or termination of this Lease.

Notwithstanding anything to the contrary, the Landlord shall indemnify and save harmless the Tenant and those for whom it is responsible at law from and against all liabilities, claims and damages caused by or resulting from any Hazardous Substance existing or generated prior to the date the Premises were first used or occupied by the Tenant.

First Right of Refusal on Adjacent Space

38.       The Tenant shall, during the Term of the Lease, have an ongoing first right of refusal (FROR) on the full space currently occupied by Rohde and Schwarz on the first floor of the Building and on not less than 6,000 sf space on the 2nd floor of the Building, both as shown on the plans attached to the Lease as Schedule D (individually and collectively the FROR Space). Should the Landlord receive a serious expression of interest for the FROR space, as evidenced by a second showing or a request for information after a first showing, the Landlord will provide written notice (“FROR Notice”) to the Tenant informing them of the serious expression of interest and the Tenant shall have 10 business days, from the issuance of such notice by the Landlord, to execute a lease with the Landlord for the FROR Space. Should such lease for the FROR Space not be executed by both parties within such 10 day period then such first right of refusal shall be null and void as it pertains to the particular third party indicated in the Landlord’s written notice. For clarity, if the Landlord does not ultimately lease the FROR Space to such third party and/or if such third party does lease the FROR Space but it later again becomes available, then the Tenant’s first right of refusal on the FROR Space as set out herein shall once again apply, and shall continue to apply in each similar instance.

If the FROR Notice is delivered to the Tenant within the first two (2) years of the Term of this Lease and the Tenant wishes to exercise its FROR on such space, then the lease to be executed by the parties with respect to the FROR Space shall be coterminous with this Lease and shall be on all of the same terms and conditions as this Lease, including, but not limited to, the payment of rent, both Minimum Rent and Additional Rent, save and except that there shall be no free rent, no landlord’s work (except as specifically set out below) and the inducement to be paid by the Landlord to the Tenant shall be an amount equal to Two Dollars ($2.00) per square foot of the FROR Space per year of the term. If the FROR Notice is delivered to the Tenant more than two (2) years after the Commencement Date, then the terms of the lease shall be subject to the mutual agreement of the parties at that time and the lease must be executed within 10 business days of the giving of the FROR Notice.

Except as noted for the 2nd floor space, the FROR space is to be provided on an “as is” condition and the Tenant, subject to the Landlord’s written approval, shall be responsible for all improvements within the FROR space. In the event the Tenant, under the FROR, leases not less than 6000 sf of the FROR Space on the 2nd floor the Landlord, at the Landlord’s costs and to the Landlord’s specification (including location), will install an internal stairwell connecting the Premises to the FROR Space on the 2nd floor.

Special Provisions

39.	Notwithstanding anything to the contrary in this Lease

1) The Landlord will permit a food truck to operate between the hours of 11:30 AM and 2:00 PM in an area of the parking lot of the Building designated by the Landlord. The food truck must be fully insured and licensed by the City of Ottawa with satisfactory evidence provided to the Landlord. The operators of the food truck and patrons must keep the area free of debris and food waste and give consideration to the health and wellbeing of all Building occupants failing which the Landlord, at its sole option, may terminate the food truck service.

2) The Tenant may, at the Tenant’s sole cost, contract for additional cleaning services in their Premises.

3) The Tenant, subject to the Landlord’s approval, which approval is not to be unreasonably withheld, may hire its own contractors to complete the architectural elements (walls, drop ceiling, floor coverings, millwork, finishings etc) of the Tenant’s Fit-up and alterations. The Tenant must use the Landlord’s contractors for all base building work including, but not limited to, HVAC, plumbing, electrical fire safety and sprinklers.

IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands and seals and/or affixed their corporate seals duly attested to by the hands of their proper signing officer(s) authorized in that behalf.

SIGNED, SEALED AND DELIVERED	Elk Property Management Limited, in its authorized capacity as Property Manager
In the presence of:	)	(LANDLORD)

	)	Per: /s/ George Gaty

	)	Name: George Gaty

	)	Position: President

I HAVE AUTHORITY TO BIND THE CORPORATION

	)	Phreesia Inc. (TENANT)

	)	Per: /s/ Thomas Altier

	)	Name: Thomas Altier

	)	Position: CFO

	)	I HAVE AUTHORITY TO BIND THE CORPORATION.

Schedule “A”

Legal Description – Lands

Parcel 10-1, Section 4M-417; Block 10, Plan 4M-417 and Parcel 1-1, Section 4M-417; Block 1, Plan 4M-417, City of Kanata, Ontario

Schedule “B”

Approximate Floor Plans

Schedule B1

Demolition Plan (Landlord’s Work) and Tenant Fit-up Plan

Schedule “C”

Rules and Regulations

The Tenant and its invitees and employees shall observe the following rules and regulations (as added to, amended or modified from time to time by the Landlord).

1.

SECURITY: Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying using or entering the same, or any equipment finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

2.

LOCKS: Landlord may from time to time install and change locking mechanisms on the entrances to the Building, common area thereof, and the Premises, and shall provide to the Tenant a reasonable number of keys and replacements therefore to meet the bona fide requirements of the Tenant. In these rules “keys” include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Leased Premises without Landlord’s prior written consent and without providing a copy of the key to the Landlord. If, with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:

(a)	Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

(b)	Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

(c)	Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense

3.	RETURN OF KEYS: At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Leased Premises which are in possession of Tenant.

4.

WINDOWS: Tenant shall observe Landlord’s rules with respect to maintaining window coverings at all windows in the Leased Premises so that the Building presents a uniform exterior appearance, and shall not install any signs, window shades, screens, drapes, covers or any other on or at window in the Leased Premises without Landlord’s prior written consent.

5.

REPAIR, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS: Tenant shall carry out Tenant’s repair, maintenance, alterations and improvements in the Leased Premises only during times agreed to in advance by Landlord and in a manner in which will not interfere with the rights of other tenants in the Building.

6.

WATER FIXTURES: Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall Tenant tamper in any way with water fixtures so as to increase water consumption. Tenant shall pay for any cost or damage resulting from such misuse by Tenant.

7.

PERSONAL USE OF LEASED PREMISES: The Leased Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

8.

HEAVY ARTICLES: Tenant shall not place in or move about the Leased Premises without Landlord’s prior written consent any safe or other heavy article, which in the Landlord’s reasonable opinion may damage the Building and Landlord may designate the location of any heavy articles in the Leased Premises.

9.

CARPET PADS: In those portions of the Leased Premises where carpet has been provided directly or indirectly by Landlord, Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

10.

BICYCLES, ANIMALS: Tenant shall not bring any animals or birds into the Building and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes. The Landlord accepts that the Tenant will use forklifts and other standard warehouse equipment so long as such forklifts and other equipment are only used in the rear warehouse area.

11.

DELIVERIES: Tenant shall insure that deliveries of materials and supplies to the Leased Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage to the Building caused by any person making such deliveries.

12.

FURNITURE AND EQUIPMENT: Tenant shall insure that furniture and equipment being moved into or out of the Leased Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by the Landlord, and by movers or a moving company approved by Landlord and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13.	SOLICITATIONS: Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14.

FOOD AND BEVERAGES: Tenant shall be permitted the use of the equipment on the Leased Premises for the dispensation of soft drinks, cold confectioneries and the like, for the preparation of coffee, tea and the like, and for the warming of food already prepared. The Tenant shall not permit on the premise equipment for the preparation of food. In addition only persons approved from time to time by the Landlord may prepare, solicit orders for, sell, serve, or distribute foods or beverages in the Building or use the elevators, corridors or common areas for such purpose. This however shall not prevent the Tenant from using catering services from time to time for special occasions as luncheons and receptions.

15.

REFUSE: Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Leased Premises or in receptacles (if any) provided by Landlord for the Building and shall keep sidewalks and driveways outside the Building and lobbies, corridors, stairwells, ducts and shafts of the Building free of all refuse.

16.

OBSTRUCTIONS: Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other common areas of the Building, or use such locations for any purpose except access to and exit from the Leased Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.

17.	DANGEROUS OR IMMORAL ACTIVITIES: Tenant shall not make any use of the Leased Premises which involves the danger or injury to any person, nor shall the same be used for any immoral or illegal purpose.

18.

PROPER CONDUCT: Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

19.

EMPLOYEES, AGENTS AND INVITEES: In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use, occupy, or visit the Leased Premises.

20.

PARKING: The Tenant, its employees, agents and suppliers shall park only in those portions of the parking area on the Building designated for such purposes by the Landlord. If required by Landlord to control parking. Tenant will provide the Landlord with the license numbers of all cars of the Tenant and its employees authorized to park in the parking area. The parking area shall not be used for anything but for the temporary parking of passenger vehicules. At no time shall cars or anything else including but not limited to items of storage be left overnight anywhere in or around the Building including those areas reserved for parking. The Tenant agrees that it will not hold the Landlord responsible in any manner whatsoever for theft or damage of any vehicule or its contents however caused, including for greater certainty, damage or loss caused by fire, vandalism, or damage caused by the falling, escaping or dripping of any substance including but not limited to water, solutions or any falling building material. The aforesaid parking area shall be solely used for the temporary parking of passenger automobiles and no such automobiles shall be cleaned or washed or serviced in any way in the parking area.

21.

WINDOWS AND WINDOW COVERINGS: The skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by the Tenant, and no awnings, curtains or blinds shall be installed without the prior written consent of the Landlord. Window coverings that are installed shall have lining on the side facing the interior side of exterior windows. The Tenant shall not and shall not permit its employees, agents or invitees to throw anything out the windows or doors of the Building or into the passageways, stairways, lightwells or elevators shafts of the Building.

22.	SMOKING: Smoking is prohibited in all areas of the Building.